Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR ULTICOM:

Joe Hassett, Senior Vice President

Gregory FCA

877-217-3597

JoeH@GregoryFCA.com

Ulticom Board Approves 1 for 4 Reverse Stock Split

Company Prepares to Meet Listing Standards for The NASDAQ Global Market

MT. LAUREL, N.J., November 17 2009 -- Ulticom, Inc. (the "Company") (Pink Sheets: ULCM.PK - News) today announced that its Board of Directors has approved a one-for-four reverse stock split of the Company’s common stock. The reverse stock split is intended to enable the per share trading price of the Company’s common stock to meet the listing standards of The NASDAQ Global Market, for which the Company has a pending listing application. The reverse split will become effective at 9 am Eastern Standard Time on November 18, 2009. At that time, a fifth character “D” will be added to the Company’s ticker symbol and the Company’s stock will trade under “ULCMD.” If approved for listing on NASDAQ, the ticker symbol will revert to “ULCM” once listed on NASDAQ.

When the reverse split becomes effective, every four shares of issued and outstanding Common Stock will automatically be combined into one issued and outstanding share. The number of authorized shares of the Company’s capital stock will also be proportionately reduced. Outstanding stock incentive awards will also be adjusted to give effect to the reverse split and the shares available for future grants will be proportionately reduced. American Stock Transfer, the Company’s stock transfer agent, will provide instructions to stockholders relating to the issuance of book-entry evidence of ownership giving effect to the reverse stock split. Shares held as part of the DTC System will be automatically adjusted on the same basis. New certificates reflecting the stock split will be issued upon request to American Stock Transfer. As of October 31, 2009, the Company had 43,951,218 shares of common stock outstanding. After giving effect to the reverse stock split, the Company expects to have approximately 10,987,800 shares outstanding.

In lieu of any fractional shares, shareholders will be paid cash equal to the average of the closing “bid” and “ask” prices of the Company’s common stock as published by Pink OTC Markets Inc. during the five (5) trading days preceding November 18, 2009 multiplied by the number (between zero and three) of the Company’s common stock not converted pursuant to the reverse stock split. Option awards will be automatically rounded to the nearest full share pursuant to the Company’s standard plan administration process and will not be eligible for a fractional share payment.

As of October 31, 2009, the Company’s cash, cash equivalents and short term investments were $80,108,000. The Company has no debt.

About Ulticom, Inc.

Ulticom provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.

Note: This Press Release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements relating to the Company’s pending listing application and the expected date on which it will consummate its reverse stock split, which remain subject to stock exchange and other regulatory approval, respectively. Important factors that could cause actual results to differ materially include: the risk that the Company may be unable to list its common stock on The NASDAQ Global Market or on any other established national securities exchange, the risk of delay of the reverse stock split due to regulatory review, and other risks described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.

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